Exhibit 99.2

Dated 29 September 2016

MBIA UK (Holdings) Limited

and

Assured Guaranty Corp.

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of

MBIA UK Insurance Limited

i

THIS AGREEMENT is made on 29 September 2016

BETWEEN:

1.	MBIA UK (HOLDINGS) LIMITED, a private limited company incorporated under the laws of England and Wales whose registered office is at 6th Floor (North), 99 Bishopsgate, London EC2M 3XD (the “Seller”); and

2.	ASSURED GUARANTY CORP., a Maryland domiciled insurance company, whose principal executive office is at 1633 Broadway, New York, New York 10019 (the “Purchaser”).

BACKGROUND:

The Seller wishes to sell and the Purchaser wishes to purchase all of the issued and to be issued share capital of MBIA UK Insurance Limited, a private limited liability company incorporated under the laws of England and Wales (the “Company”), on the terms set out in this Agreement.

NOW IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, the following words and expressions shall, unless the context requires otherwise, have the following meanings:

“2015 Accounts”	means the Accounts for the accounting reference period ended on 31 December 2015;

“Accounts”	means the audited balance sheet and the audited profit and loss account of the Company for each of the years ended 31 December 2015, 31 December 2014 and 31 December 2013 and the notes on such accounts, the auditor’s and directors’ reports and statements required by Applicable Law to be annexed to them;

“Accounts Date”	means 31 December 2015;

“Action”	means any civil, criminal or administrative action, suit, proceeding, arbitration claim, demand, litigation, investigation, enquiry or other legal recourse, in each case by or before a Governmental Authority;

“Affiliate”	means, with respect to any person, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first person and “Affiliated” is to be construed accordingly. For the purposes of this definition, “control”, when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly through the ownership of voting securities, by contract, or otherwise;

“Applicable Law”	means any national, provincial, regional, local or foreign law, statute, common law or ordinance, or any rule, regulation, standard, judgment, order, writ, injunction, decree, constitution, treaty, arbitration award, agency requirement, licence or permit enacted, promulgated, issued, enforced or entered by any

Governmental Authority, in each case, as applicable to the relevant Party or its businesses, properties or assets;

“Authorised Representatives”	means such directors, officers, employees, agents, contractors or professional advisers of a Party as such Party may authorise or appoint to act on its behalf in the giving of instructions to and communicating with the other Party and the performance of any other acts, discretions or duties on its behalf under this Agreement;

“Bromley Side Letter”	means the agreed form letter relating to the Bond Guarantee issued in connection with the Bromley Bonds (as those terms are defined therein) and entered into contemporaneously with this Agreement;

“Burdensome Condition”	means any limitation, requirement or condition that would, individually or in the aggregate, reasonably be expected to: (i) materially impair or interfere with the ability of the Purchaser and its Affiliates (including the Company) to conduct their respective businesses, taken as a whole, after Completion substantially in the manner as such businesses were conducted as of the date hereof, (ii) require the sale, lease, license, disposal or holding separate (x) by Purchaser of any capital stock of any of its subsidiaries or the Company after Completion or (y) by Purchaser or any of its Affiliates (including the Company) of any of their assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein, (iii) require any capital contribution, capital support arrangement or guarantee for the benefit of the Company or any of its policyholders; or (iv) materially and adversely affect the benefits, taken as a whole, that Purchaser would otherwise receive from the transactions contemplated by this Agreement;

“Business”	means the writing by the Company of financial guarantee insurance policies;

“Business Day”	means a day (other than a Saturday, Sunday or public holiday) on which licensed banks are generally open for business in London and New York;

“Company”	has the meaning ascribed to it in the Recitals;

“Completion”	means completion of the sale and purchase of the Shares in accordance with Clause 7;

“Completion Date”	has the meaning ascribed to it in Clause 7.1;

“Conditions” and “Condition”	has the meaning ascribed to it in Clause 5.1;

“Confidentiality Agreement”	means the agreement between the Guarantor and the Purchaser dated 24 March 2016;

“Consideration”	has the meaning ascribed to it in Clause 3.1;

“Data Room”	means all documents, materials and information made available in the Project Mako virtual data room as at the date hereof as evidenced in the data room index, a copy of which (in the same format as the index available for download in the Project Mako virtual data room) is annexed to the Disclosure Letter; for the avoidance of doubt, the Seller shall deliver on the date of this Agreement one or more CDs containing all the documents, materials and information of the Data Room that are listed in the data room index annexed to the Disclosure Letter;

“Defaulting Party”	has the meaning ascribed to it in Clause 21.3;

“Designated Bank Account”	means such bank account in the United States as the Purchaser shall notify to the Seller no less than 3 (three) Business Days prior to the Completion Date;

“Designated DTC Account”	means such account at a participant of The Depository Trust Company as the Seller shall notify to the Purchaser no less than 3 (three) Business Days prior to the Completion Date;

“Disclosure Letter”	means the letter of the same date as this Agreement (including the contents of any schedule or appendix thereto) from the Seller to the Purchaser, together with all documents referenced in or annexed to it;

“Employees”	means the fourteen individuals employed by Trifinium Services Limited or MBIA Services Corporation at the relevant time and Employee shall mean any one of them;

“Encumbrance”	means any mortgage, fixed or floating charge, pledge, lien, option, restriction, guarantee, trust, right to acquire, right of pre-emption, or any other encumbrance, lien, charge, legal or equitable third party right or interest including any assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including title transfer and retention arrangements), and any other type of agreement or arrangement howsoever created or arising having a similar effect, or any agreement or arrangement to create any of the foregoing and “Encumber” and “Unencumbered” shall be construed accordingly but shall, except with respect to Clause 2, exclude any Permitted Encumbrance;

“ERISA”	means the U.S. Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”	means, with respect to any person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of section 414 of the U.S. Internal Revenue Code of 1986, as amended;

“Extended Long Stop Date”	has the meaning ascribed to it in Clause 5.9;

“Fair Market Value”	means the aggregate amount for which assets of an entity would change hands between an interested purchaser and a seller, in an arm’s length transaction, where both parties are aware of all relevant facts and neither party is under any compulsion to act.

“FCA”	means the Financial Conduct Authority;

“FSMA”	the Financial Services and Markets Act 2000, as amended from time to time;

“Full Title Guarantee”	has the meaning ascribed to it in the Law of Property (Miscellaneous Provisions) Act 1994;

“Fundamental Warranties”	means the warranties contained in Clauses 1, 2.1, 2.2, 2.3, 2.4 (other than, in respect of 2.4, the identity of the Directors set out in Schedule 1), 2.5 and 23.1 of Schedule 3;

“Governmental Authority”	means any multinational, national, federal, state, provincial, municipal, local, domestic or foreign government, court, administrative, governmental or regulatory authority, agency, department or body and to which the relevant Party or its businesses, properties or assets is subject from time to time, including any entity, body, agency, bureau, branch, commission, authority, tribunal or court exercising executive, legislative, judicial, regulatory or administrative functions, and any arbitral or mediatory body or authority;

“Guarantee”	means the agreed form guarantee by the Guarantor entered into contemporaneously with this Agreement of the Seller’s obligations under this Agreement;

“Guarantor”	means MBIA Insurance Corporation, a New York domiciled insurance company;

“Indebtedness”	means any borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party guarantee, counter-indemnity, bond, note, bill of exchange or commercial paper) and interest accrued thereon;

“Initial Long Stop Date”	means 10 January 2017;

“Insurance Contract”	means any contract pursuant to which the Company has consummated a transaction to provide credit protection, whether in the form of financial guaranty insurance, surety bonds or derivatives or assumed reinsurance that are in force on the date of this Agreement;

“Intellectual Property”	means rights in all registered and/or unregistered (whether or not an application for registration is pending) design rights, copyrights, trademarks, service marks and domain names, patents and all related administrative and legal rights, anywhere in the world;

“Intra-Group Services Agreement”	means the amended and restated intra-group services agreement among Thresher Services Limited, the Seller, the Company and MBIA Services Corporation, dated 21 January 2016;

“IT System”	means all computer hardware (including network and telecommunications equipment and internet related information technology) and software (including preparatory materials, user manuals and related documentation) used by the Company;

“Leakage”	means any of the following (other than Permitted Leakage):

	(a)	any dividend or other distribution of capital or income declared, paid or made (whether in cash or in specie) or any repurchase, redemption, repayment or return of share or loan capital (or any other securities) by the Company to or for the benefit of any member of the Retained Seller’s Group;

	(b)	the waiver, release or discount by the Company of any amount or obligation owed to the Company by any member of the Retained Seller’s Group (or any of their respective officers, directors or employees);

	(c)	any payment by the Company to any person who is an officer or director or employee of the Company or to an Employee or any payment to any other person who is an officer, director or employee of any member of the Retained Seller’s Group;

	(d)	any advisors’ fees or any portion of the Seller Cash Payment borne by the Company in relation to the transactions contemplated by this Agreement;

	(e)	the assumption by the Company of any liability of any member of the Retained Seller’s Group (or any of their respective officers, directors or employees) or any undertaking to assume, indemnify, guarantee or secure any such liability;

	(f)	the purchase or sale or other transfer by the Company from or to any member of the Retained Seller’s Group (or any of their respective officers, directors or employees) of any assets;

	(g)	any contractual or other payment by the Company to any other member of the Retained Seller’s Group;

(h) the agreement or undertaking by the Company to do any of the matters set out in paragraphs (a) to (g) above; or

(i) the payment of any fees, costs or Tax incurred or paid by the Company as a result of the occurrence of any of those matters set out in paragraphs (a) to (h) above;

“Locked Box Date”	means 31 December 2015;

“Long Stop Date”	means the Initial Long Stop Date or, if either Party has validly extended the Initial Long Stop Date as provided in clause 5.9, the Extended Long Stop Date;

“Losses”	means all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including legal costs), expenses (including Tax) and other liabilities of any kind;

“MBIA UK Investment Portfolio”	means the investment portfolio of assets of the Company;

“Management Accounts”	means the management accounts of the Company for the six month period ended 30 June 2016;

“Material Adverse Effect”	means any change, development, occurrence, event or effect that has had, or could reasonably be expected to have, a material adverse effect on: (1) the business, assets, properties, financial condition or results of operations of the Company, but excluding any such change, development, occurrence, event or effect to the extent resulting from or arising out of: (i) general political, economic or securities or financial market conditions in the United Kingdom (including changes in interest rates or changes in equity prices); (ii) any occurrence or condition generally affecting financial guaranty insurance companies in the United Kingdom; (iii) any change or proposed change in UK GAAP or Applicable Law, or the interpretation or enforcement thereof; (iv) natural or man-made disasters, catastrophe events, pandemics, hostilities, acts of war or terrorism, or any escalation or worsening thereof; (v) the negotiation, execution and delivery of, or compliance with the terms of, or the taking of any action required by, the Transaction Documents, the failure to take any action prohibited by the Transaction Documents, or the public announcement of, or consummation of, any of the transactions contemplated by the Transaction Documents; (vi) the identity of or facts relating to the Purchaser or the effect of any action taken by any member of the Purchaser’s Group, or taken by any member of the Seller’s Group or the Company in accordance with the Transaction Documents or at the request of Purchaser or with Purchaser’s prior written consent; or (vii) any failure of the Company to meet any financial projections, predictions or targets (provided, that this clause (vii) shall not by itself exclude the underlying causes of any such failure), except, in the case of clauses (i), (ii) and (iv) to the extent that the Company, is materially and disproportionately affected by such changes, developments, occurrences, events or effects relative to other similarly situated participants operating in the industries in which the Company operates; or (2) on the ability of the Seller to perform its obligations under, or to consummate the transaction contemplated by, this Agreement;

“New Name”	has the meaning ascribed to it in Clause 10.2;

“Notice”	has the meaning ascribed to it in Clause 17.1;

“Parties”	means the parties to this Agreement, and “Party” means either of them;

“Permitted Encumbrances”	means Encumbrances incurred in the ordinary course of business that do not materially interfere with the use of the Encumbered asset;

“Permitted Leakage”	(j) any payment under, or pursuant to the terms of the Intra-Group Services Agreement which is due and payable prior to Completion, in each case not to exceed the amounts listed in Schedule 7;

(k)    any payment to the non-executive directors of the Company in respect of director fees and related disbursements and costs, together with any associated employer’s national insurance contributions or VAT, in aggregate not exceeding £6,000 (inclusive of VAT) per calendar month provided that they are paid net of all Tax required by law to be deducted at source;

(l) any Leakage refunded in cash to the Company on or prior to Completion;

(m)   any payment contemplated in the 2016 budget or the business plan contained in the Data Room under document number 7.3.6, in aggregate not exceeding (i) for the 2016 calendar year £925,000 (such figure being inclusive of any amounts in respect of VAT) whether paid in 2016 or 2017, and (ii) for the 2017 calendar year £925,000 (such figure being inclusive of any amounts in respect of VAT) multiplied by a fraction the numerator of which is the number of days in the calendar year 2017 from 1 January to, but not including, the Completion Date and the denominator of which is 365;

(n) any matter which the Purchaser and the Seller agree in writing shall constitute Permitted Leakage;

(o) any amounts incurred or paid or agreed to be paid or payable or liability, cost or expense incurred by the Company at the written request of, or with the prior written consent of, the Purchaser;

(p) any payment made or agreed to be made by or on behalf of the Company pursuant to the terms of the Transaction Documents;

(q) any amounts in respect of which a provision, reserve or accrual (contingent or otherwise) has been included in the 2015 Accounts; and

(r) any taxation arising in connection with any of the matters set out above other than Tax which the Company is required by law, and fails, to deduct at source from any of the payments set out above;

“Policy”	means any contract of insurance;

“PRA”	the Prudential Regulation Authority;

“Purchaser Cash Payment”	has the meaning ascribed to it in Clause 3.2;

“Purchaser’s Group”	means the group of companies comprising the Purchaser and its Affiliates from time to time (including, following Completion, the Company), and “member of the Purchaser’s Group” shall be construed accordingly;

“Purchaser’s Warranties”	means the warranties made by the Purchaser in Clause 11;

“Regulatory Conditions”	means the Conditions set out at Clause 5.2(a) to (e), inclusive;

“Regulatory Requirement”	means the laws, rules, regulations, guidance or other conditions or requirements of each Governmental Authority as far as they relate to the Company;

“Relevant Date”	means the date which is three years prior to the date of execution of this Agreement;

“Relevant Tax Date”	means the date which is six years prior to the date of execution of this Agreement;

“Retained Seller’s Group”	means the Seller’s Group excluding the Company;

“Sanctions Laws”	means to the extent applicable to the Group:

(a)    the laws, regulations and rules promulgated or administered by the U.S. Office of Foreign Assets Control of the Department of the Treasury to implement U.S. sanctions programmes, including any enabling legislation or executive order related thereto as amended from time to time;

(b) sanctions and other restrictive measures applied by the European Union in pursuit of the Common Foreign and Security policy objectives set out in the Treaty of the European Union;

(c) sanctions and other restrictive measures applied by H.M. Treasury; and

(d) any similar sanctions laws as may be enacted from time to time by the U.S. and EU (and its member states), H.M. Treasury or any legislative body of the United Nations;

“SAP”	means the statutory accounting principles prescribed or permitted by the New York Department of Financial Services;

“Seller Cash Payment”	has the meaning ascribed to it in Clause 3.4;

“Seller Party”	means any member of the Seller’s Group that is a party to any Transaction Document;

“Seller’s Group”	means the group of companies comprising the Seller and its Affiliates (excluding, following Completion, the Company), and “member of the Seller’s Group” shall be construed accordingly;

“Seller’s Solicitors”	Debevoise & Plimpton LLP, 65 Gresham Street, London EC2V 7NQ, United Kingdom;

“Seller’s Warranties”	means the warranties made by the Seller in Clause 8 and Schedule 3;

“Shares”	69,000,000 ordinary shares of £1 each, being all the issued and to be issued share capital of the Company;

“SIMR”	means persons who are subject to the PRA Senior Insurance Manager Regime;

“Surviving Provisions”	means Clauses 1, 5.12 and Clauses 12 to 25;

“Tax”	means all forms of taxation, withholdings, deductions, duties, imposts, levies, fees, charges, social security contributions and rates imposed, levied, collected, withheld, assessed or enforced by any local, municipal, regional, urban, governmental, state, federal or other body or authority in the United Kingdom, the United States or elsewhere, irrespective of the person to whom they are directly or primarily chargeable, in all cases being in the nature of taxation, and any interest, penalty, surcharge or fine in connection therewith;

“Tax Attributes”	means carried forward tax losses, the future benefit of FRS102 transitional adjustments and future double tax relief in respect of French tax;

“Tax Authority”	means any Tax authority or other authority competent to impose, assess, administer or enforce any liability to Tax whether in the United Kingdom or elsewhere;

“Tax Covenant Claim”	means a claim under paragraph 2.1 of Schedule 8;

“Tax Warranties”	means the Warranties set out in paragraph 18 of Schedule 3;

“Third Party Claim”	means a claim by a party other than the Seller or Purchaser against the Seller, the Purchaser or the Company;

“Trademarks”	means such names, trademarks, service marks, business names, company names, corporate names, logos, insignias, slogans, emblems, symbols, designs or domain names that include the term “MBIA”;

“Transaction Documents”	means this Agreement, the Disclosure Letter, Guarantee, Transitional Services Agreement, the Bromley Side Letter, and the Confidentiality Agreement and “Transaction Document” means any of them;

“Transferred Zohar Notes”	has the meaning ascribed to it in Clause 3.2;

“Transitional Services Agreement”	means a transitional services agreement in a form to be agreed and based on the term sheet set out in Schedule 9, to be entered into on Completion by MBIA Services Corporation and/or Trifinium Services Limited and the Company;

“TUPE Regulations”	means the Transfer of Undertaking (Protection of Employment) Regulations 2006;

“UCC”	has the meaning ascribed to it in Clause 11.1(f);

“Unconditional Date”	means the first Business Day following the date on which all Conditions have been fulfilled (save, for those Conditions the fulfilment of which has been waived in accordance with this Agreement);

“UK GAAP”	means general accepted accounting principles of the United Kingdom as in effect from time to time;

“U.S. Study”	means the study prepared by Deloitte dated May 26, 2016 regarding the tax basis for United States federal income tax purposes in the issued stock of the Company as at the Locked Box Date and the cumulative earnings and profits of the Company (foreign corporation) for United States federal income tax purposes as at the Locked Box Date as determined in Treasury Regulation section 1.964-1 and the Internal Revenue Code sections referenced therein;

“VAT”	means:

(a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)    any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere; and

“Warranty Claim”	means any claim against the Seller under the Seller Warranties.

1.2	All references to statutes, statutory provisions or enactments are to statutes, statutory provisions or enactments of the United Kingdom (unless provided otherwise) and shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision or enactment of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the liability of any Party to another under this Agreement.

1.3	A company or other entity shall be a “holding company” for the purposes of this Agreement if it falls within the meaning attributed to that term in section 1159 of the Companies Act 2006, and a company or other entity shall be a “subsidiary” for the purposes of this Agreement if it falls within the meaning attributed to that term in section 1162 of the Companies Act 2006, and the terms “subsidiaries” and “holding companies” are to be construed accordingly.

1.4	References to this Agreement include the Recitals and Schedules which form part of this Agreement for all purposes. References in this Agreement to the “Recitals”, “Schedules” and “Clauses” are references respectively to the recitals and schedules to and clauses of this Agreement.

1.5	Save where specifically required or indicated otherwise:

(a)	words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

(b)	references to a “person” shall include any individual, firm, body corporate, unincorporated association, corporation, limited liability company, Government Entity, association, joint venture, partnership or other entity in each case whether or not having a separate legal personality. References to a company shall be construed so as to include any company, corporation or other body corporate wherever and however incorporated or established;

(c)	references to the word “include” or “including” (or any similar term) are not to be construed as implying any limitation and general words introduced by the word “other” (or any similar term) shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(d)	where any matter in this Agreement is qualified by reference to materiality (including the phrase “in all material respects”) such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the Group as a whole;

(e)	references to any statutory provision or legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or other legal concept, state of affairs or thing shall, in respect of any jurisdiction other than England and Wales, be deemed to include that which most nearly approximates in that jurisdiction to the statutory provision or legal term or other legal concept, state of affairs or thing, of England and Wales;

(f)	any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form and shall include email;

(g)	references to £ or to pounds sterling are to the lawful currency of the United Kingdom as at the date of this Agreement, and references to US$ or dollars are to the lawful currency of the United States as at the date of this Agreement; and

(h)	references to times of the day are to that time in the United Kingdom and references to a day are to a period of 24 hours running from midnight to midnight.

1.6	Clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

1.7	Any reference to a document in the “agreed form” is to the form of the relevant document in the terms agreed between the Seller and the Purchaser at the date of this Agreement and signed or initialled for identification purposes only by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed by or on behalf of the Seller and the Purchaser prior to Completion).

1.8	Where any statement in the Seller’s Warranties is qualified by the expression “so far as the Seller is aware” or any similar expression, such statement shall be deemed only to be made on the basis of the actual knowledge, at the date of this Agreement, of William Fallon, Ram Wertheim, Philip Sullivan, Hugh Boyle, Karen Lynch, James Andrews, James Garelick, Riaz Khandwala and Joel Turner, after having made reasonable enquiry.

2.	Sale and Purchase of the Shares

2.1	On the terms and subject to the conditions set out in this Agreement, at Completion the Seller shall sell, and the Purchaser shall purchase, the entire legal and beneficial ownership in the Shares.

2.2	The Shares shall be sold with Full Title Guarantee free from all Encumbrances and together with all rights attaching to them at Completion.

2.3	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale of all the Shares is completed simultaneously.

2.4	The Seller irrevocably waives and shall procure the waiver of all rights of pre-emption over or other rights to restrict the transfer of the Shares conferred either by the articles of association of the Company or in any other way.

3.	Consideration

3.1	The total consideration to be paid by the Purchaser for the Shares and the receipt of the Seller Cash Payment shall be the transfer by the Purchaser to the Seller of US$250 million initial principal amount of Class A-2 Notes (G98917AA8) and US$200 million initial principal amount of Class A-3 Notes (CUSIP G98917AB6) issued by Zohar II 2005-1 Limited and Zohar II 2005-1 Corp. (the “Transferred Zohar Notes”).

3.2	The scheduled interest payment due on 20 October 2016 on the Transferred Zohar Notes shall be for the account of the Purchaser. Any other distribution of cash, securities or other property paid to, or received by, the Purchaser in respect of any payments of principal, interest and other distributions on or in exchange for the Transferred Zohar Notes subsequent to the date of this Agreement and prior to Completion shall be for the benefit of the Seller, and the Purchaser shall transfer (or procure the transfer of) such property to the Seller at, and subject to, Completion with the same title and subject to the same Encumbrances as received by the Purchaser.

3.3	The Purchaser shall transfer the Transferred Zohar Notes with Full Title Guarantee free from all Encumbrances at Completion. The Seller shall not be obliged to effect the transfer of the Shares unless the transfer of all Transferred Zohar Notes is completed simultaneously.

3.4	In addition to the transfer of the Shares to the Purchaser, at Completion the Seller shall pay to Purchaser in immediately available funds in the United States US$23 million (the “Seller Cash Payment”), in accordance with Part A of Schedule 2.[1]

3.5	Receipt by the Seller’s Lawyers of any monies or completed documentation to be provided by the Purchaser in satisfaction of any of the obligations of the Purchaser under this Agreement shall be accepted by the Seller as a full and complete discharge of that obligation.

4.	Leakage

4.1	The Seller warrants and undertakes to the Purchaser that, in the period from the Locked Box Date to and including the date of this Agreement, there has not been any Leakage and from the date of this Agreement to Completion there will not be any Leakage.

4.2	In the event of any Leakage between the Locked Box Date and Completion, the Seller shall indemnify and covenants to pay to the Purchaser on demand an amount in cash equal to the amount or value of the Leakage received by it, any member of the Seller’s Group or any of their respective officers, directors or employees (as applicable), or in respect of which any such person has benefited (save that the Seller shall also bear any Leakage that is a Tax amount that has been paid directly to the relevant Tax Authority and has not therefore been received by the relevant person or in respect of which such persons have benefitted). A claim under this Clause 4.2 shall be the sole remedy available to the Purchaser arising from a breach of Clause 4.1.

4.3	The Seller is not liable to make a payment under Clause 4.2 unless the Purchaser has notified the Seller in writing of the occurrence of the Leakage to which any such payment relates, stating in reasonable detail the nature of the breach and, if practicable, the amount claimed, on or before the six month anniversary of the Completion Date.

4.4	Subject to Clause 4.5, the aggregate liability of the Seller in respect of this Clause 4 shall not exceed an amount equal to the Leakage actually received by or benefitting the relevant person (save that the Seller shall also bear any Leakage that is a Tax that has been paid directly to the relevant Tax Authority and has not therefore been received by the relevant person or in respect of which such persons have benefitted).

4.5	Nothing in this Clause 4 shall have the effect of limiting, restricting or excluding any liability arising as a result of any fraud or wilful concealment by the Seller, any member of the Seller’s Group or any of their respective Affiliates.

5.	Conditions

5.1	The sale and purchase of the Shares is subject to, and Completion is conditional upon, the satisfaction of the Conditions set out in Clauses 5.2, 5.3 and 5.4 (collectively, the “Conditions” and each a “Condition”).

5.2	The obligation of the Seller to sell the Shares to the Purchaser and make the Seller Cash Payment, and the Purchaser’s obligations to purchase the Shares from the Seller, are conditional upon the following Conditions having been satisfied and remaining so immediately prior to Completion (as applicable):

(a)	the PRA having given notice in writing in accordance with either section 189(4) or section 189(7) FSMA that it approves the Purchaser and any other person acquiring control (within the meaning of section 181 FSMA) of the Company pursuant to this Agreement, or in the absence of such notice, the PRA being treated, under section 189(6) of FSMA, as having approved the acquisition of control over the Company by the Purchaser and any other relevant person without the imposition of a Burdensome Condition;

[1]	Note to draft: For parties to confirm.

(b)	the FCA having given notice in writing in accordance with either section 189(4) or section 189(7) FSMA that it approves the Purchaser and any other person acquiring control (within the meaning of section 181 FSMA) of the Company pursuant to this Agreement, or in the absence of such notice, the FCA being treated, under section 189(6) of FSMA, as having approved the acquisition of control over the Company by the Purchaser and any other relevant person without the imposition of a Burdensome Condition;

(c)	the written approval of the Maryland Insurance Administration of the acquisition by Purchaser of the Shares without the imposition of a Burdensome Condition;

(d)	the written approval of the California Department of Insurance of the sale by Seller of the Shares without the imposition of a Burdensome Condition or written confirmation by the California Department of Insurance of the inapplicability of Section 1011(c) of the California Insurance Code to the transactions contemplated hereby, but only to the extent approval of the sale of the Shares is also required by the New York State Department of Financial Services under Section 7402(d) of the New York Insurance Law;

(e)	the written approval or non-objection of the New York State Department of Financial Services of (i) the issuance by the Guarantor of the Guarantee and (ii) the contribution or loan to the Seller by the Guarantor of any funds necessary to enable the Seller to pay the Seller Cash Payment; and

(f)	none of the Seller, the Purchaser, nor the Company: (i) having received an order from a Governmental Authority or a court of competent jurisdiction that restrains or prohibits completion of the Transaction or a Governmental Authority having initiated proceedings to restrain or prohibit completion of the Transaction; (ii) being prohibited by any Applicable Law or regulation from completing the Transaction or (iii) the initiation of proceedings for the liquidation, rehabilitation, reorganization or conservation of the Guarantor, provided (in the case of (i) or (ii)) that the party asserting the failure of this Condition shall have used its commercially reasonable efforts to have any such order vacated;

(collectively, the “Joint Conditions”).

5.3	The obligation of the Purchaser to purchase the Shares from the Seller is conditional upon the following Conditions (the “Purchaser Conditions”) having been satisfied, deemed satisfied or waived by Purchaser in its sole discretion and remaining so immediately prior to Completion (as applicable):

(a)	the Seller’s Fundamental Warranties shall have been true, accurate and not misleading on the date of this Agreement and shall be true, accurate and not misleading on and as of Completion as though made on and as of Completion (except to the extent that any of the Seller’s Fundamental Warranties speaks only as of an earlier date, in which event such warranty shall have been true, accurate and not misleading as of such date);

(b)	the Seller having provided the Purchaser with a copy of a resolution of the board of directors of the Seller (certified by a duly appointed officer as true, accurate and complete) authorising the execution of and the performance by the Seller of its obligations under this Agreement and the Transaction Documents to which it is, or will be, a party; and

(c)	the Guarantor shall have entered into the Guarantee.

5.4	The obligation of the Seller to sell the Shares to the Purchaser and make the Seller Cash Payment is conditional upon the following Conditions (collectively, the “Seller Conditions”) having been satisfied, deemed satisfied or waived by Seller in its sole discretion and remaining so immediately prior to Completion (as applicable):

(a)	The Purchaser’s Warranties shall have been true, accurate and not misleading on the date of this Agreement and shall be true, accurate and not misleading on and as of Completion as though made on and as of Completion (except to the extent that any of the Purchaser’s Warranties speaks only as of an earlier date, in which event such warranty shall have been true, accurate and not misleading as of such date); and

(b)	the Purchaser having provided the Seller with a copy of a resolution of the board of directors of the Purchaser (certified by a duly appointed officer as true, accurate and complete) authorising the execution of and the performance by the Purchaser of its obligations under this Agreement and the Transaction Documents to which it is, or will be, a party, or the Seller having waived this condition in its sole discretion.

5.5	The Purchaser and Seller shall use their respective reasonable endeavours, and shall cooperate fully with each other, to procure the satisfaction of the Regulatory Conditions as soon as reasonably practicable after the date of this Agreement and, in any event, by the Initial Long Stop Date (or such other date as may be agreed in writing by the Seller and the Purchaser), including:

(a)	each Party shall give to the other Party reasonable prior notice of the time and place when any meetings, telephone calls or other conferences may be held by it with Governmental Authorities in connection with any approvals required for the transactions contemplated by this Agreement and the other Party shall have the right to have an Authorised Representative attend or otherwise participate in any such meeting, telephone call or other conference;

(b)	each Party shall keep the other informed of all material developments with any relevant Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c)	notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be obligated to agree to any limitation, requirement or condition that would, individually or in the aggregate, reasonably constitute a Burdensome Condition.

5.6	Each Party shall keep the other promptly informed of, and shall consult with the other regarding, the progress of satisfying the Regulatory Conditions and shall inform the other as soon as reasonably practicable of all developments which would or might reasonably be expected to result in the failure of any of the Regulatory Conditions to be satisfied.

5.7	Subject to the Seller complying with its obligations in Clause 5.10, the Purchaser and Seller agree to use their respective reasonable endeavours to meet the following timetable and the timeframe in Clause 5.8, provided that neither Party shall have any liability under this Agreement for failure to meet such timetable to the extent that such failure is outside its control.

Action	Required Completion Date

Purchaser to file notices under s178 FSMA in respect of the Company with the PRA and the FCA	10 Business Days after date of this Agreement

Purchaser to file applications referenced in clauses 5.2(c)	10 Business Days after date of this Agreement

Seller to file applications referenced in clauses 5.2(d) and (e)	10 Business Days after date of this Agreement

5.8	The Purchaser shall as soon as reasonably practicable after the date of this Agreement and in any event within 5 (five) Business Days of the date of this Agreement, submit requests to schedule meetings with the PRA and the FCA to take place as soon as reasonably practicable to discuss the Transaction and any requirements in connection with the Regulatory Conditions. The Parties acknowledge that, if so required by the relevant Governmental Authority, the notifications specified in Clause 5.7 may be in draft form.

5.9	If the Unconditional Date has not occurred on or before 5.00 p.m. on the Initial Long Stop Date, the Parties may agree to extend the Initial Long Stop Date for up to a further 3 (three) months (such new date being the “Extended Long Stop Date”).

5.10	Notwithstanding the remainder of this Clause 5, each Party shall:

(a)	co-operate fully in all actions reasonably necessary to procure the satisfaction of the Conditions expeditiously;

(b)	ensure that any notifications and/or filings made by it in connection with the Conditions are made as soon as reasonably practicable and with all due care and that such notifications and/or filings are accurate and complete in all requirements specified by the relevant Governmental Authority (with each Party being responsible for the accuracy of all information provided for such purposes by it in relation to itself and, in the case of the Purchaser, the Purchaser’s Group and in the case of the Seller, the Seller’s Group and the Company);

(c)	as soon as reasonably practicable following a request from another Party, provide that other Party with all information reasonably necessary (and to the extent not in breach of any duty of confidentiality owed to any person) to make any notification or filing in connection with the satisfaction of the Conditions or as requested by any Governmental Authority;

(d)	on request and to the extent reasonable, keep the other Party informed of the progress of any notification or filing including where a Condition has been satisfied and provide such assistance as may reasonably be required in connection with the satisfaction of the Conditions; and

(e)	subject to confidentiality requirements, Applicable Laws and the requirements of Governmental Authorities, provide the other Parties with draft copies of all material written submissions to any Governmental Authority in relation to the satisfaction of the Regulatory Conditions at such time as will permit the other Parties a reasonable opportunity to provide comments on such material submissions before they are submitted or sent or made and, in completing such material submissions or communications, each Party agrees to the extent reasonably practicable to have due regard to any reasonable comments made by the other Parties, provided however that no Party shall be required under this Clause 5.10 to provide another Party with copies or records of any part of any communications or submissions which contains commercially sensitive or confidential information which the Party considers (acting in good faith and on a reasonable basis) would otherwise be adverse to its legitimate interests, or such information being privileged.

5.11	This Agreement may be terminated at any time prior to the Long Stop Date:

(a)	by mutual written consent of the Parties; or

(b)	by either Party, if any Applicable Law or final, non-appealable order of any Governmental Authority shall have been enacted, issued, enforced or made applicable to the transactions contemplated by this Agreement that has the effect of making the transactions contemplated by this Agreement unlawful;

and by either Party after the Long Stop Date, if Completion has not occurred on or prior to the Long Stop Date unless the failure to consummate the transaction contemplated by this Agreement is the result of a breach of this Agreement by the Party seeking to terminate this Agreement.

5.12	Effect of Termination

(a)	Subject to Clause 5.12(b), where this Agreement is terminated for any reason, this Agreement shall cease to be of any effect save for the Surviving Provisions (which shall remain in full force and effect).

(b)	If this Agreement is terminated as provided in Clause 5.11, this Agreement shall become void and of no further force or effect (except as stated in Clause 5.12(a) above); provided that no party will be relieved or released of any liability or damages arising out of any failure to comply with or breach of this Agreement or fraud related to the transactions contemplated by this Agreement.

6.	Pre-Completion Obligations

6.1	On the date of this Agreement, the Purchaser shall deliver to the Seller:

(a)	a duly countersigned copy of the Disclosure Letter; and

(b)	a copy of a resolution of the board of directors of the Purchaser (certified by a duly appointed officer as true, accurate and complete) authorising the execution of and the performance by the Purchaser of its obligations under this Agreement and the Transaction Documents to which it is or shall be a party;

6.2	On the date of this Agreement, the Seller shall deliver to the Purchaser:

(a)	a duly executed copy of the Disclosure Letter;

(b)	a copy of a resolution of the board of directors of the Seller (certified by a duly appointed officer as true, accurate and complete) authorising the execution of and the performance by the Seller of its obligations under this Agreement and the Transaction Documents which it is or shall be a party.

6.3	Until Completion, the Seller shall, to the extent permitted by Applicable Law:

(a)	procure that, except with the written consent of the Purchaser, the Company shall carry on its business as a going concern and shall not depart from the ordinary course of its day-to-day business as carried on at the date of this Agreement; and

(b)	comply with the provisions of Schedule 5.

6.4	On or after the satisfaction or waiver (as the case may be) of the last of the Conditions to be satisfied or waived, but not less than 3 (three) Business Days prior to Completion, the Purchaser shall notify the PRA and the FCA of the proposed Completion Date.

6.5	All of the intercompany arrangements between any member of the Seller’s Group (other than the Company) on the one hand, and the Company on the other hand, including those listed on Schedule 7, will be terminated immediately prior to Completion, and Seller shall cause all intercompany balances between any member of the Seller’s Group (other than the Company) on the one hand, and the Company on the other hand, to be paid in full and settled immediately prior to Completion or as soon thereafter as is reasonably practicable.

6.6	The Seller shall, between the date of this Agreement and Completion, as soon as reasonably practicable notify the Purchaser in writing, in sufficient detail to enable the Purchaser to make a proper assessment of the matter (to the extent such detail is reasonably available), if the Seller becomes aware of any fact or circumstance which it is also aware constitutes a breach of Clause 6.3 or Schedule 5 or which it considers is likely to cause any of the Seller’s Fundamental Warranties to become untrue, inaccurate or misleading at any time before Completion.

6.7	The Seller shall use commercially reasonable efforts to enter into settlement agreement(s) with such Employees(s) (i) not expected to provide services pursuant to the Transitional Services Agreement and with such settlement agreement to be effective at or after Completion; and (ii) that are no longer providing services under the Transitional Services Agreement with such settlement agreement being effective at the time such services are no longer provided, such settlement agreement(s) to include a release by the relevant Employee of the Company, each member of the Purchaser’s Group, and their respective officers, directors, employees and shareholders, of all liabilities to the Employee (if any), including without limitation any and all claims in respect of the Employee’s employment and its termination (and the Seller shall provide the Purchaser a copy of such release for the Purchaser’s review and shall reasonably consider making any changes thereto requested by the Purchaser).

6.8

The Seller agrees that it shall not, and shall not permit its Affiliates, to: (i) induce or encourage any Employee to resign prior to the Completion Date or, with respect to Employees expected to provide services under the Transitional Services Agreement, prior to such Employee no longer being necessary to provide services under the Transitional Services Agreement, (ii) terminate the employment of any Employee providing service under the Transitional Services Agreement prior to 31 May 2017 other than for improper conduct and/or negative performance, or (iii) other than where the Seller reasonably believes (A) there are compassionate and/or personal mitigating circumstances and (B) the loss of such Employee’s services will not prevent the service provider under the Transitional Services Agreement from complying with its obligations under such agreement, pay severance to any Employee providing service under the Transitional Services Agreement who voluntarily terminates his or her employment prior to 31 May 2017 (or such earlier date as the services relevant to such Employee cease to be provided). It is acknowledged and agreed by the Parties that the Purchaser’s Group may, before completion of the services period under the Transitional Services Agreement, make offers of employment to certain of the Employees (a “Transfer Offer”). If any Transfer Offer is accepted, the Seller shall procure that the relevant Employees are released from any notice periods, post-termination restrictive covenants or any other restrictions so that the Employees are able to commence employment with the Purchaser’s Group immediately after completion of the services period under the Transitional Services Agreement (or such earlier date as the relevant Employee ceases to be required for the services). The Seller agrees to indemnify and keep indemnified the Company, each member of the Purchaser’s Group, and their respective officers, directors, employees and shareholders, against any and all Losses suffered or incurred by them as a direct or indirect result of the employment or engagement or termination of employment or engagement of any of the Employees or any other person engaged to provide services in relation to the business carried out by the Company (including external consultants and contractors engaged by the Company) but excluding any such Losses: (i) arising in relation to the employment after the Completion Date or, if relevant, after an Employee ceases to provide services under the Transitional Services Agreement or termination of employment after the Completion Date or, if relevant, after an Employee ceases to provide services under the Transitional Services Agreement of any Employee who is employed by the Company or any member of the Purchaser’s Group following acceptance of a Transfer Offer or who otherwise is actively employed by the Company or any member of the Purchaser’s Group after Completion (it being agreed that the provision of services pursuant to the Transitional Services Agreement shall not be considered employment by or with the Company); or (ii) arising in relation to the engagement after the Completion Date or, if relevant, after a person ceases to provide services under the Transitional Services Agreement or termination of engagement after the Completion Date or, if relevant, after completion of the services period under the Transitional Services Agreement of any person who actively provides services after the Completion Date or, if relevant, after a person ceases to provide services under the Transitional Services Agreement to the Company or any member of the Purchaser’s Group. For the avoidance of doubt, this shall include (subject to the exclusions above) any such Losses which transfer under the TUPE Regulations to the Company or any members of the Purchaser’s Group, or which relate to any breach or alleged breach of any obligations to inform and consult under the TUPE Regulations. The Seller agrees not to discourage any such Employee from accepting a Transfer Offer and not to disrupt any such offers of employment made by the Purchaser’s Group.

6.9	From the date of this Agreement, the Parties shall exercise their respective commercially reasonable endeavours to agree the Transitional Services Agreement based upon the term sheet set out in Schedule 9.

6.10	To the extent that any amendment, waiver or amendment is agreed in relation to the Aspire Defence Limited transaction documentation (substantially for the purpose disclosed to the Purchaser as documents 15.38, 15.49 and 15.64 in the Data Room) prior to Completion, then the Seller shall (i) procure the delivery to the Purchaser of a letter from the Guarantor in a form reasonably satisfactory to the Purchaser that any such amendment, waiver or consent is reasonably expected not to adversely impact the financial performance of the Aspire Defence Limited transaction, and (ii) procure a letter or report from the Technical Advisor (Arcadis) commissioned by the Company and Ambac Assurance Corp. (or its Affiliate) that includes a statement to the effect that the proposed amendment, waiver or consent creates a low level of incremental risk to the Company.

7.	Completion

7.1	Subject to the Unconditional Date having occurred, Completion shall take place at the offices of the Seller’s Solicitors on the later of: (i) 3 January 2017; and (ii) the earlier of (A) second (2nd) Business Day after the Unconditional Date, and (B) 10 January 2017, or such other date and/or place as may be agreed in writing by the Parties pursuant to Clause 5.9 (“Completion Date”).

7.2	At Completion, the Seller shall observe and perform the relevant provisions of Part A of Schedule 2.

7.3	At Completion, the Purchaser shall observe and perform the relevant provisions of Part B of Schedule 2.

7.4	If a Party does not comply with its obligations in either Clause 7.2 or Clause 7.3 (as applicable), the other Party shall not be obliged to complete the acquisition or sale of the Shares or perform any of the other obligations set out in Clause 7.2 or 7.3 (as applicable) and such Party may in its absolute discretion (in addition and without prejudice to any other right or remedy available to it hereunder or at common law) by written notice to the other Party:

(a)	defer Completion to such other date (not being after the Long Stop Date) as such Party may specify (and so that the provisions of this Agreement relating to Completion shall apply mutatis mutandis);

(b)	waive all or any of the requirements contained or referred to in Clause 7.2 or 7.3 (as applicable) at its discretion and proceed to Completion so far as practicable; or

(c)	if the Long Stop Date has passed, terminate this Agreement in accordance with Clause 5.11(b).

8.	Seller’s Warranties

8.1	Subject to the other provisions of this Clause 8, the Seller hereby warrants to the Purchaser that the Seller’s Warranties are true, accurate and not misleading as at the date of this Agreement.

8.2	The Seller warrants that the Fundamental Warranties will at Completion be in all respects true, accurate and not misleading as if repeated by reference to the facts and circumstances then existing (except to the extent that any such warranty speaks only as of an earlier date, in which event such warranty shall have been true, accurate and not misleading as of such date) and, for the purposes of this Clause 8.2 only, any reference made to the date of this Agreement (whether express or implied) in any of the Fundamental Warranties shall be construed, as a reference to the date of Completion.

8.3	Any Warranty Claim shall be subject to the limitations and other provisions set out in Schedule 4.

8.4	The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if such fact, matter or circumstance is fairly disclosed in the Disclosure Letter or in the Data Room. For the purposes of this Agreement, “fairly disclosed” means that the fact, matter or circumstance is described in the Disclosure Letter or Data Room sufficient to enable a reasonable purchaser to make a reasonably informed assessment of the matter, fact or circumstance disclosed.

8.5	The Parties hereby acknowledge and agree that the Seller does not make any express or implied representation or warranty under this Agreement as to the future experience, success or profitability of the Business, whether or not conducted or administered in a manner similar to the manner in which the Business was conducted prior to Completion.

8.6	Without prejudice to Clause 8.4, none of the Seller’s Warranties, nor any other provision of this Agreement or any of the other Transaction Documents, shall be construed as a representation or warranty, directly or indirectly, by the Seller or any other member of the Seller’s Group as to:

(a)	the accuracy of any forecasts, assumptions, estimates, projections, or statements of honestly expressed opinion or intent contained in any accounting or actuarial information provided to the Purchaser (including, without limitation, the Accounts or the Management Accounts); or

(b)	the future fulfilment of any forecasts, assumptions, estimates, projections, or statements of honestly expressed opinion or intent.

8.7	All of the Seller’s Warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement until the expiry of the period for making claims for breach of such warranties under this Agreement (at which time such warranties shall terminate).

9.	Post-Completion Covenants

9.1	The Purchaser undertakes to the Seller, that from Completion until the 6th (sixth) anniversary thereafter or such earlier time that Seller has provided written notice to Purchaser that the information and access described below is no longer reasonably required by the Seller (provided, that Purchaser shall give thirty (30) days’ notice to Seller prior to destroying any records to permit the Seller, at its expense, to examine, duplicate or repossess such books and records), at the Seller’s sole cost, upon reasonable notice at reasonable times during normal business hours (i) it shall promptly afford (and will procure that the Company promptly affords) to the Seller and its Authorised Representatives, reasonable access to the books, records, officers and employees of the Company, (ii) shall use reasonable endeavours to provide access to any audit records in the possession of its auditors, and (iii) shall provide information with respect to the Company, in the case of (i), (ii) and (iii), solely with respect to periods prior to the Completion Date, in a readily accessible form (including financial information in a form consistent with the Company’s historical practice for the preparation of such financial information), to the extent in the Purchaser’s possession, in each case, to the extent reasonably required by the Seller or any of its Affiliates for any lawful business purpose related to its prior ownership of the Company, the transactions contemplated by this Agreement or to comply with Applicable Law, including litigation (other than with the Purchaser or any of its Affiliates (including the Company), disputes (other than with the Purchaser or any of its Affiliates (including the Company), compliance, financial and Tax reporting, and the Purchaser shall cooperate fully with the Seller or its relevant Affiliates provided that such access does not unreasonably interfere with the conduct of the business of Purchaser or the Company. Purchaser shall not be required to disclose any information if Purchaser reasonably determines that: (i) information is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived; or (ii) disclosure may contravene any Applicable Law, fiduciary duty or agreement. The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the preceding sentence applies to the extent commercially practicable.

9.2

The Seller undertakes to the Purchaser, that from Completion until the 6th (sixth) anniversary thereafter or such earlier time that the Purchaser has provided written notice to the Seller that the information and access described below is no longer reasonably required by the Purchaser (provided, that the Seller shall give thirty (30) days’ notice to the Purchaser prior to destroying any such records to permit the Purchaser, at its expense, to examine, duplicate or repossess such books and records), at the Purchaser’s sole cost upon reasonable notice at reasonable times during normal business hours, (i) it shall promptly afford (and will procure that each member of the Retained Seller Group promptly affords) to the Purchaser and its Authorised Representatives, reasonable access to the books, records, officers and employees of the Seller and each relevant member of the Retained Seller Group, and (ii) shall provide information with respect to the Company, in the case of (i) and (ii), solely with respect to periods prior to the Completion Date, in a readily accessible form, to the extent in the possession Seller or another member of the Seller’s Group or any third-party service provider to the Seller or another member of the Seller’s Group, in each case, to the extent reasonably required by the Purchaser or any of its Affiliates for any lawful business purpose related to their ownership and operation of the Company, the transactions contemplated by this Agreement or to comply with Applicable Law, including litigation (other than with the Seller or any of its Affiliates), disputes (other than with the Seller or any of its Affiliates), compliance, financial and Tax reporting provided that such access does not unreasonably interfere with the conduct of the business of Seller. The Seller shall not be required to disclose any information if the Seller reasonably determines that: (i) information is subject to attorney-client privilege to the extent doing so would reasonably be expected to cause such privilege to be waived; or (ii) disclosure may contravene any Applicable Law, fiduciary duty or agreement. The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the preceding sentence applies to the extent commercially practicable. Seller and Purchaser agree that all books and records of the Company

(which includes, but is not limited to, emails and other correspondence relating to the Company’s business), including information contained electronically on the computer systems of the Seller or other members of the Seller’s Group or any third-party service provider to the Seller or another member of the Seller’s Group are the property of the Company and that after Completion the Company shall have the right to examine, duplicate or repossess such books and records to the extent accessible by the Seller or other members of the Seller’s Group; provided that, to the extent any such books and records contain information not relating to the Company, Seller may redact such information. Any such books and records, while in the possession of the Seller or other members of the Seller’s Group shall be treated the same as information of the Seller, including being subject to the Seller and its Affiliates document retention policies; provided that Seller shall give thirty (30) days’ notice to the Purchaser prior to destroying any such books or records to permit the Purchaser to examine, duplicate or repossess such books and records.

9.3	The Parties hereby agree that the Company shall not be entitled to carry on business under the name “MBIA” or any confusingly similar name. Accordingly, the Purchaser hereby undertakes to the Seller to procure that by no later than 180 days after Completion the corporate name of the Company is changed to a name which does not contain or refer to the acronym of “MBIA” and is not confusingly similar to the current name of the Company (the “New Name”).

9.4	The Purchaser hereby undertakes to the Seller to procure that by no later than 180 days after Completion the Company shall cease using the Trademarks in respect of the following materials: (i) business cards; (ii) invoices; (iii) receipts; (iv) forms; and (iv) product, training and service literature and materials, (together, the “Materials”).

9.5	The Purchaser hereby undertakes to the Seller to procure that by no later than 90 days after Completion, the Company shall: (i) establish its own internet (wide area network) link for sending emails and or accessing the internet; (ii) set up an email domain name without referencing “MBIA” or any derivation thereof; and (iii) set up its own email server (software).

9.6	Notwithstanding this Clause 9, the Purchaser shall be entitled to refer to “MBIA” in any document or notice it is required or permitted to send or serve pursuant to any legally binding obligation, agreement, or court or legal proceeding provided, however, that any such document, notice, or court or legal proceeding shall specifically note the New Name each time “MBIA” is used.

10.	Purchaser’s Warranties

10.1	The Purchaser hereby warrants to the Seller as at the date of this Agreement and as at the Completion Date, as follows:

(a)	the Purchaser has requisite power, authority and capacity to enter into and perform its obligations under the Transaction Document to which it is a party and the Transaction Document constitute or will, when executed and delivered, constitute legal, valid and binding obligations on the Purchaser, enforceable in accordance with its terms, subject to any principles of equity or insolvency law;

(b)	the Purchaser has obtained all corporate authorisations required to empower it to enter into and perform its obligations under the Transaction Documents;

(c)

entry into and performance by the Purchaser of the Transaction Documents to which it is a party will not (i) breach any provision of the memorandum and articles of association, by-laws or equivalent constitutional documents, of the Purchaser, (ii) give rise to a default under, any contract or other instrument to which the Purchaser is a party that would materially impair the ability of the Purchaser to consummate any of the transactions contemplated hereby, or (iii)

(subject to fulfilment of the Conditions) result in a breach of any Applicable Laws in the jurisdiction of incorporation of the Purchaser or of any order, decree or judgment of any court or any Governmental Authority that would materially impair the ability of the Purchaser to consummate any of the transactions contemplated thereby;

(d)	other than to the extent relevant to the Joint Conditions, no consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Purchaser Party in connection with the execution and delivery of the Transaction Documents by the Purchaser Parties, or the consummation by the Purchaser Parties of the transactions contemplated thereby;

(e)	the Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation; and

(f)	the Purchaser is, and immediately prior to the Completion Date will be, the beneficial record holder of the Transferred Zohar Notes to be transferred by the Purchaser hereunder with full dispositive power thereover, and holds, and will hold, such Notes free and clear of all Encumbrances (except any that arise pursuant to this Agreement), and upon delivery of such Notes, assuming that the Seller has no notice of any adverse claims (within the meaning of Section 8-105 of the New York Uniform Commercial Code as in effect in the State of New York from time to time (the “UCC”)) to such Transferred Zohar Notes, the Seller will acquire a valid security entitlement (within the meaning of Section 8-102(a)(17) of the UCC) to such Transferred Zohar Notes, and no action (whether framed in conversion, replevin, constructive trust, equitable lien or other theory) based on an adverse claim (within the meaning of Section 8-105 of the UCC) to such security entitlement may be asserted against the Seller.

10.2	There is no Action pending or, to the knowledge of Purchaser, threatened against or affecting the Purchaser or any Affiliate of the Purchaser that (a) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (b) would reasonably be expected to impair the ability of Purchaser to consummate any of the transactions contemplated by this Agreement.

10.3	No member of the Purchaser’s Group is the subject of any governmental, regulatory or official investigation or enquiry which is in progress or threatened or pending which has or would reasonably be expected to have a material adverse effect on the Purchaser’s ability to execute, deliver and perform its obligations under this Agreement.

11.	Confidentiality and Announcements

11.1	The terms of the Confidentiality Agreement shall survive Completion.

11.2	Each of the Purchaser and the Seller, and their respective Affiliates, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other party following such consultation (such approval not to be unreasonably withheld or delayed), except as may be required by Applicable Law or by the requirements or any securities exchange; provided that, in the event that any party is required by Applicable Law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not feasible to obtain the advance approval of the other party hereto as required by this Clause 12.2, the party that issues such press release or makes such statement shall provide the other party with notice and a copy of such press release or statement as soon as reasonably practicable. Each Party hereby consents to the filing of a copy of this Agreement as an exhibit to one or more periodic filings to be made by the other Party under the U.S. Securities Exchange Act of 1934, as amended.

11.3	Nothing in Clause 12.2 shall restrict the Seller or the Company (after any public statement made in accordance with Clause 11.2) and the Purchaser or the Company (after Completion) from informing clients or suppliers of the acquisition of the Company by the Purchaser.

12.	Counterparts

This Agreement may be executed in any number of counterparts and by the Parties on separate counterparts and each such counterpart shall constitute an original of this Agreement but all of which shall together constitute one and the same instrument. This Agreement shall not be effective until each Party has executed at least one counterpart.

13.	Variation, Waiver and Consent

13.1	No amendment, variation or waiver of any provision of this Agreement (including any Condition) shall be effective unless it is in writing and signed by each of the Parties.

13.2	Unless expressly agreed, no variation or waiver of any provision or condition of this Agreement shall constitute a general variation or waiver of any provision or condition of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

13.3	Any consent granted under this Agreement shall be effective only if given in writing and signed by the consenting Party and then only in the instance and for the purpose for which it was given.

13.4	Any single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

13.5	The rights, powers and remedies of each Party under this Agreement are cumulative and not exclusive of any rights or remedies of that Party under the general law. Each Party may exercise each of its rights, powers and remedies as often as it shall think necessary.

14.	Entire Agreement

14.1	The Transaction Documents constitute the entire and only agreement between the Parties relating to the subject matter of the Transaction Documents and, for the avoidance of doubt, the Transaction Documents supersede any and all previous agreements, discussions, correspondence, understandings and communications (whether written or oral) between the Parties with respect to the subject matter of the Transaction Documents.

14.2	Each Party acknowledges and agrees that it has not been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents.

14.3	Save as provided for elsewhere in this Agreement, the only remedies available to the Purchaser in respect of the Transaction Documents are damages for breach of contract and, for the avoidance of doubt, it shall not have any right to rescind or terminate any Transaction Document.

15.	Withholding and Grossing-Up

15.1	All payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law, in which event the deduction or withholding will not exceed the minimum amount which it is required by law to deduct or withhold and, in the case of payments from the Seller to the Purchaser, the payer will simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no deduction or withholding been required.

15.2	If any amount payable to the Purchaser by the Seller for or in connection with any Warranty Claim or a Tax Covenant Claim is subject to Tax, that amount shall be paid so as to ensure that the net amount retained by the Purchaser after taking the Tax into account is equal to the full amount which would have been retained by the Purchaser but for the Tax.

16.	Notices

16.1	Save as otherwise provided in this Agreement, any notice, demand or other communication (“Notice”) to be given by any Party under, or in connection with, this Agreement shall be in writing, in English and signed by or on behalf of the Party giving it. Any Notice shall be served by hand or sending it by post to the address set out in Clause 16.2, or by sending it by email to the email address set out in Clause 16.2 and in each case marked for the attention of the relevant Party set out in Clause 16.2 (or as otherwise notified from time to time in accordance with the provisions of this Clause 16). Any Notice so served by post or email shall be deemed to have been duly given or made as follows:

(a)	if sent by email, at the time the sender receives an electronic delivery receipt thereof;

(b)	in the case of delivery, if delivered by hand, when delivered; or

(c)	if posted, at the earlier of the time of delivery and (if posted in the United Kingdom by first class registered post) 10 a.m. on the second Business Day after posting;

provided that, in each case, if any Notice would otherwise become effective on a day which is not a Business Day or after 5 p.m. on a Business Day, it shall instead become effective at 10 a.m. on the next following Business Day and if it would become effective before 9 a.m. on a Business Day, it shall instead become effective at 10 a.m. on that Business Day.

References to time in this Clause 16 are to New York City time.

16.2	The addresses of the Parties for the purpose of this Clause 16 are as follows:

(a)	MBIA UK (Holdings) Limited

Address:	6th Floor (North), 99 Bishopsgate, London EC2M 3XD

Email:	Ram.Wertheim@mbia.com

For the attention of:	Ram Wertheim

with a copy to:

MBIA Insurance Corporation

Address:	1 Manhattanville Road, Suite 301, Purchase, New York, 10577

Email:	Ram.Wertheim@mbia.com

For the attention of:	Ram Wertheim

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
65 Gresham Street
London EC2V 7NQ

Attention:	James C. Scoville
Email :	jcscovil@debevoise.com

(b)	Purchaser

Assured Guaranty Corp.

1633 Broadway

New York, New York 10019

Attention: General Counsel

E-mail: generalcounsel@assuredguaranty.com

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

71 South Wacker Drive

Chicago. Illinois 60606

Attention: Edward S. Best

E-mail: ebest@mayerbrown.com

16.3	A Party may notify the other Parties to this Agreement of a change to its name, relevant addressees or address or for the purposes of this Clause 16, provided that such notice shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than 5 (five) Business Days after the date on which notice is given, the date following 5 (five) Business Days after notice of any change has been given.

17.	Costs and Stamp Duty

17.1	Except as otherwise expressly provided in this Agreement, each Party shall be responsible for its own legal, accountancy and other costs, charges and expenses incurred in connection with the negotiation, preparation and implementation of this Agreement, any other Transaction Documents and any other agreement or document incidental to or referred to in this Agreement.

17.2	The Purchaser shall be responsible for the payment of any and all stamp duty payable in respect of the sale and purchase of the Shares. The Parties acknowledge that, as of the date of this Agreement, the outstanding principal amount of the Transferred Zohar Notes is US$346 million.

18.	Continuing Effect

Each provision of this Agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

19.	Severability

19.1	If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision(s) by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

20.	Assignment

20.1	Subject to Clauses 20.2 and 20.3, no Party shall be entitled to assign the benefit or burden of any provision of this Agreement without the prior written consent of the other Party.

20.2	This Agreement and all benefits and obligations hereunder may be transferred (whether through liquidation or other distribution or transfer) in whole but not in part by the Seller to the Guarantor, in which event the Seller shall hereby be released from, and the Purchaser hereby consents to and agrees (on behalf of itself and each of its Affiliates): (a) to release the Seller from all obligations and liabilities and waive any and all claims against the Seller under or in respect of this Agreement and the transactions contemplated hereby; and (b) to the assumption by the Guarantor of all such obligations pursuant to the Guarantee.

20.3	This Agreement and the benefits arising under it may be assigned in whole or in part by the Purchaser to any member of the Purchaser’s Group (provided that if such assignee ceases to be a member of the Purchaser’s Group, this Agreement and the benefits arising under it shall be deemed automatically by that fact to have been retransferred to the Purchaser immediately before the assignee ceases to be a member of the Purchaser’s Group).

20.4	Provided that, in the case of an assignment pursuant to Clause 20.3, then the liability of any Party to such an assignee and all other persons shall not be greater than it would have been had such an assignment not taken place, and all rights, benefits and protections afforded to a Party shall continue to apply to the benefit of that Party as against the assignee as they would have applied as against the person who is a Party to this Agreement.

21.	Payments and Currency Conversion

21.1	Unless otherwise expressly stated and except for the Seller Cash Payment and any Purchaser Cash Payment, each payment of cash to be made under this Agreement shall be in Pounds Sterling.

21.2	Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Conversion Date. For the purposes of this Clause 21:

(a)	Conversion Rate means the spot closing mid-point rate for a transaction between the two currencies in question on the date immediately preceding the

Conversion Date as quoted by the Financial Times, London edition or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted; and

(b)	Conversion Date means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made.

21.3	If any Party which is required to pay any sum under this Agreement fails to pay any sum payable by it under this Agreement on the due date for payment (“Defaulting Party”), it shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgement) in accordance with this Clause 21.

21.4	The Defaulting Party shall pay interest at the rate of 2% above the base rate from time to time of Barclays Bank plc, which interest shall accrue from day to day and be compounded quarterly.

22.	Further Assurance

22.1	Each Party shall (and shall procure that each of its Affiliates shall) from time to time at its own cost do, perform, sign, execute and deliver all such acts, deeds, documents and things (or procure the doing, performance, signing, execution or delivery of them) as the other Party shall from time to time reasonably require, to give full effect to the Transaction Documents.

23.	Third Party Rights

23.1	Save as otherwise provided in this Agreement, the Parties do not intend any term of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999.

24.	Governing Law and Dispute Resolution

24.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of England and Wales.

24.2	The English courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) and the Parties agree to submit to the exclusive jurisdiction of the English courts.

25.	Agent for Service

25.1	The Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in England. The Purchaser hereby appoints Assured Guaranty (Europe) Ltd., 11th floor, 6 Bevis Marks, London EC3A 7BA. Any claim form, judgment or other notice of legal process shall be sufficiently served if delivered to such agent at its address for the time being. In the event that the Guarantor assumes all of the Seller’s obligations under this Agreement as provided in Clause 20.2, the Guarantor shall at all times thereafter maintain an agent for service of process and any other documents in proceedings in England.

25.2	The Purchaser shall not revoke the appointments made in this Clause 25. If for any reason an agent appointed under this Clause 25 ceases to act as such or ceases to have an address in England, the Purchaser shall promptly appoint another agent and notify the Seller and the Guarantor of the appointment and the new agent’s name and address.

25.3	If the Purchaser fails to appoint an agent for service in accordance with Clause 25.1 above, the Seller shall be entitled to appoint an agent at the Purchaser’s expense. If the Guarantor fails to appoint an agent for service in accordance with Clause 25.1 above, the Purchaser shall be entitled to appoint an agent at the Guarantor’s expense.

IN WITNESS whereof the Parties have executed this Agreement on the date first above written.

Signed for and on behalf of	)
MBIA UK (HOLDINGS) LIMITED	)	/s/ William C. Fallon
)

by its duly authorised representative		William C. Fallon

Signed for and on behalf of	)
ASSURED GUARANTY CORP.	)	/s/ James M. Michener
)

by its duly authorised representative		James M. Michener